Filed Pursuant to Rule 433
Registration Nos. 333-280854 and 333-280854-01

Full Px Details: $500 Million Synchrony Card Issuance Trust (SYNIT) 2026-A1 (Co-Brand/Retail Card ABS)

Joint Bookrunners :	Barclays (str), J.P. Morgan, TD Securities
Co-Managers :	RBC Capital Markets and Wells Fargo Securities
Active Co-Managers :	Blaylock Van, Mischler, Siebert Williams Shank

PRICED - TOE: 10:32 AM ET

-CAPITAL STRUCTURE-

CLS	SIZE(mm)	WAL	S/M	E.FNL	L.FNL	BENCH	SPREAD	YLD(%)	CPN(%)	PX(%)
A	500.000	2.99	AAA/Aaa	03/15/29	03/15/32	I-CRV	+50	4.218%	4.18%	99.99615%

Amount : $500,000,000
Expected Settle : 03/20/26	Min Denoms : $10k x $1k
First Pmt Date : 04/15/26	Registration : Public/SEC-registered
Expected Ratings : S&P / Moody's	ERISA Eligible : Yes
Bloomberg Ticker : SYNIT 2026-A1	US RR Compliance : Yes
Bill & Deliver : Barclays	EU RR Compliance : EU Article 6(3)(b) retention / No Article 7 compliance

- Available Materials -

Preliminary Prospectus and FWP (attached)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.

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